Exhibit 99.1

Mustang Bio Announces Exercise of Warrants for $4 Million Gross Proceeds

WORCESTER, Mass., October 24, 2024 (GLOBE NEWSWIRE) -- Mustang Bio, Inc. (“Mustang” or the “Company”) (Nasdaq: MBIO), a clinical-stage biopharmaceutical company focused on translating today’s medical breakthroughs in cell therapies into potential cures for difficult-to-treat cancers, today announced that it has entered into a definitive agreement for the exercise of certain existing warrants to purchase an aggregate of 16,877,638 shares of its common stock having an exercise price of $0.237 per share, originally issued in May 2024. The issuance or resale of the shares of common stock issuable upon exercise of the existing warrants are registered pursuant to an effective registration statement on Form S-1 (File No. 333-278006). The gross proceeds to the Company from the exercise of the existing warrants are expected to be approximately $4 million, prior to deducting placement agent fees and offering expenses payable by the Company.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

In consideration for the immediate exercise of the existing warrants for cash, the Company will issue new unregistered warrants to purchase up to an aggregate of 33,755,276 shares of common stock. The new warrants will have an exercise price of $0.27 per share and will be exercisable commencing on the effective date of stockholder approval of the issuance of the shares issuable upon exercise of the new warrants (the “Stockholder Approval”). The new warrants to purchase 16,877,638 shares of common stock will have a term of five years from the Stockholder Approval, and the new warrants to purchase 16,877,638 shares of common stock have a term of twelve months from the Stockholder Approval.

The offering is expected to close on or about October 25, 2024, subject to satisfaction of customary closing conditions. Mustang currently intends to use the net proceeds from the offering for working capital and general corporate purposes.

The new warrants described above are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and, along with the shares of common stock issuable upon exercise of the new warrants, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the new warrants issued in the private placement and the shares of common stock underlying the new warrants may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock issuable upon the exercise of the new warrants.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Mustang Bio

Mustang Bio, Inc. is a clinical-stage biopharmaceutical company focused on translating today’s medical breakthroughs in cell therapies into potential cures for difficult-to-treat cancers. Mustang aims to acquire rights to these technologies by licensing or otherwise acquiring an ownership interest, to fund research and development, and to outlicense or bring the technologies to market. Mustang has partnered with top medical institutions to advance the development of CAR-T therapies. Mustang’s common stock is registered under the Securities Exchange Act of 1934, as amended, and Mustang files periodic reports with the SEC. Mustang was founded by Fortress Biotech, Inc. (Nasdaq: FBIO). For more information, visit www.mustangbio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions. These forward-looking statements, include, but are not limited to, statements regarding the completion of the offering, the satisfaction of customary closing conditions related to the offering, the anticipated use of proceeds therefrom and the receipt of Stockholder Approval, any statements relating to our workforce reduction and other alternatives, growth strategy and product development programs, including the timing of and our ability to make regulatory filings such as INDs and other applications and to obtain regulatory approvals for our product candidates, statements concerning the potential of therapies and product candidates and any other statements that are not historical facts. Actual events or results may differ materially from those described herein due to a number of risks and uncertainties. Risks and uncertainties include, among other things, risks that any actual or potential clinical trials described herein may not initiate or complete in sufficient timeframes to advance the Company’s corporate objectives, or at all, or that promising early results obtained therefrom may not be replicable, risks related to the satisfaction of the conditions necessary to transfer the lease of the Company’s manufacturing facility to a potential transferee and receive the contingent payment in connection with the Company’s sale of its manufacturing facility in the anticipated timeframe or at all; whether the purchaser of the Company’s manufacturing facility is able to successfully perform its obligation to produce the Company’s products under the manufacturing services agreement on a timely basis and to acceptable standards; disruption from the sale of the Company’s manufacturing facility making it more difficult to maintain business and operational relationships; negative effects of the announcement or the consummation of the transaction on the market price of the Company’s common stock; significant transaction costs; the development stage of the Company’s primary product candidates, our ability to obtain, perform under, and maintain financing and strategic agreements and relationships; risks relating to the results of research and development activities; risks relating to the timing of starting and completing clinical trials; uncertainties relating to preclinical and clinical testing; our dependence on third-party suppliers; our ability to attract, integrate and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; the ability to execute on strategic or other alternatives; as well as other risks described in Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, subsequent Quarterly Reports on Form 10-Q and our other filings we make with the SEC. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by applicable law, and we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Company Contacts:

Jaclyn Jaffe and Nicole McCloskey

Mustang Bio, Inc.

(781) 652-4500

ir@mustangbio.com